Exhibit 10.2

Partner Agreement Between

OZ Management LP and James Levin

This Partner Agreement dated as of November 10, 2010 (the “Admission Date”) (as amended, modified, supplemented or restated from time to time, this “Agreement”) reflects the agreement of OZ Management LP (the “Partnership”) and James Levin (the “Limited Partner”) with respect to certain matters concerning (i) the admission of the Limited Partner to the Partnership upon the Admission Date, (ii) the grant by the Partnership to the Limited Partner on the date hereof of Class D-4 Common Units (as defined below) under the Amended and Restated Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan (as amended, modified, supplemented or restated from time to time, the “Plan”), (iii) the provision for discretionary payments to be made by the Partnership to the Limited Partner in Class A restricted share units (“RSUs”) under the Plan and in cash, and (iv) his rights and obligations under the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 30, 2009 (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”).  This Agreement shall be a “Partner Agreement” (as defined in the Limited Partnership Agreement).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement.

1. Admission of the Limited Partner and Discretionary Payments.

(a) Admission of the Limited Partner. Pursuant to the provisions of Section 3.1(f) of the Limited Partnership Agreement, the General Partner hereby designates a new series of Class D Common Units, which shall be “Class D-4 Common Units.”  The award of Class D-4 Common Units has been approved under the Plan.  The Limited Partner shall be deemed admitted as a limited partner of the Partnership at the time the Limited Partner and the General Partner have each executed this Agreement and the signature page of the Limited Partnership Agreement attached hereto and the General Partner shall cause the Limited Partner to be named as a Limited Partner in the books of the Partnership and the Partnership shall issue to the Limited Partner the number of Class D-4 Common Units set forth on Schedule A hereto pursuant to and subject to the Plan.  Upon such admission, the Limited Partner's initial Capital Account balance shall be as set forth on Schedule A hereto.  The Limited Partner is hereby designated as an “Original Partner” (for purposes of the Limited Partnership Agreement) by the General Partner and the rights, duties and obligations of the Limited Partner under the Limited Partnership Agreement following his admission to the Partnership shall, except to the extent modified by the terms of this Agreement, be the same as those of the previously admitted Original Partners thereunder.  Following the Admission Date, the Limited Partner shall be eligible to participate in any benefit plans or programs sponsored or maintained by the Partnership and its Affiliates (including, without limitation, any life insurance, disability insurance and liability insurance), on the same general terms provided to other Individual Limited Partners. The Limited Partner acknowledges and agrees that he will not participate in any distributions to be made to the Limited Partners under the Limited Partnership Agreement with respect to the third quarter of 2010.

(b) Discretionary Payments.  Prior to the Limited Partner's Special Withdrawal or Withdrawal, the Limited Partner shall be eligible to receive a discretionary payment with respect to each fiscal year (the “Discretionary Payment”), which may be paid as a guaranteed payment or a distribution of Net Income allocated to a Class C Non-Equity Interest in accordance with the Limited Partnership Agreement or pursuant to a different arrangement structured by the General Partner in its sole discretion; provided, however, that, in order to be eligible for any Discretionary Payment, the Limited Partner shall not have been subject to a Withdrawal or Special Withdrawal as of the last day of the fiscal year to which the Discretionary Payment relates.  All decisions relating to any Discretionary Payments to the Limited Partner, including, without limitation, the amount of the Limited Partner's Discretionary Payment, if any, for any fiscal year, shall be determined in the sole discretion of the Partnership, and any such determination shall be final.  Any such determinations to make a Discretionary Payment in respect of a fiscal year shall not create or imply any obligation to pay a Discretionary Payment for any other fiscal year.

(c) Cash Payments.  Subject to Section 1(b) above, the Limited Partner shall be entitled to receive 70% of any Discretionary Payment in cash, payable on or before March 15 of the year immediately following the fiscal year to which the Discretionary Payment relates.

(d) Award of RSUs.

(i) Subject to Section 1(b) above, 30% of any Discretionary Payment (the “Vesting Amount”) payable for fiscal year 2010 and fiscal years thereafter shall be settled by an award to the Limited Partner on or about December 31 of each such fiscal year of a number of RSUs under the Plan equal to the RSU Equivalent Amount (as defined in Section 1(d)(iii) below); provided that the Limited Partner shall not have been subject to a Withdrawal or Special Withdrawal as of such date and has entered into an Award Agreement (as defined in Section 1(d)(ii) below) with respect to each such award.  Thirty-three and one-third percent (33-1/3%) of the number of RSUs under each award will vest on each of the first three anniversaries of the date of the relevant award; provided that the Limited Partner will have no right to any unvested RSUs on any such anniversary dates if the Limited Partner has been subject to a Withdrawal (but not a Special Withdrawal) prior to such anniversary dates.  Notwithstanding the immediately preceding sentence, if, prior to any such anniversary date, the Limited Partner has (x) been subject to a Withdrawal (other than a Withdrawal for Cause pursuant to clause (A) of Section 8.3(a)(i) of the Limited Partnership Agreement) and the Limited Partner has not engaged in any of the activities described in Section 2.13(b) of the Limited Partnership Agreement prior to the relevant vesting date or (y) been subject to a Special Withdrawal or a Withdrawal as a result of the Limited Partner’s death or Disability, in the case of either clause (x) or (y), then any unvested RSUs shall become nonforfeitable and shall vest on the date they otherwise would have vested.  Each vested RSU shall be settled, in the sole discretion of the Board of Directors (the “Board”) of Och-Ziff Capital Management Group LLC, either by the delivery of (1) one Class A Share (as defined in the Plan) or (2) cash equal to the Fair Market Value (as defined in the Plan) of one Class A Share.

(ii) Upon each annual award of RSUs in respect of the Vesting Amount, the Limited Partner and the Partnership will enter into an RSU Award Agreement substantially in the form of Schedule B hereto (the “Award Agreement”).  As set forth in the Award Agreement, the Limited Partner will be credited with Distribution Equivalents (as defined in the Plan) with respect to the RSUs, calculated as described in the Award Agreement.  The Distribution Equivalents shall be settled on the same date as the RSUs in respect of which such Distribution Equivalents are awarded.  Additionally, at the sole discretion of the Board, such Distribution Equivalents may be eligible to receive additional Distribution Equivalents.

(iii) For purposes of this Section 1(d):

(1) the term “Discounted Fair Market Value” shall mean the RSU Fair Market Value reduced by ten percent (10%) thereof.

(2) the term “RSU Equivalent Amount” shall mean the quotient of the Vesting Amount divided by the Discounted Fair Market Value, rounded to the nearest whole number.

(3) the term “RSU Fair Market Value” shall mean the average of the closing price on the New York Stock Exchange of Och-Ziff Capital Management Group LLC's Class A Shares for the ten trading day period beginning (and including) December 11 (or the next trading day in the event that December 11 is not a trading day) of the year to which the award relates.

For example, if the Limited Partner's Discretionary Payment for a fiscal year is $100,000, and the average closing price of Class A Shares for the ten trading day period beginning December 11 of such fiscal year is $25 per share, then the Limited Partner would receive an award of 1,333 RSUs (($100,000*.3) = $30,000; ($30,000 / $22.50) = 1,333 RSUs).

2. Withdrawal, Vesting and Non-Compete Provisions.

(a) Withdrawal and Vesting Provisions.  The following changes shall apply to the provisions of Sections 2.13(g), 8.3(a)(ii) and 8.4(b) of the Limited Partnership Agreement with respect to the Limited Partner and his Related Trusts, if any, and his or their Common Units: (i) references therein to the Closing Date shall be deemed to refer to the Admission Date, (ii) their Common Units shall be treated as Class A Common Units thereunder, and (iii) if any Class D-4 Common Units are reallocated thereunder, each Class D-4 Common Unit shall automatically convert into a Class A Common Unit upon such reallocation but will remain subject to the same vesting requirements as the Class D-4 Common Units of the Limited Partner had been before his Withdrawal.

(b) Non-Competition Covenant.  Notwithstanding any provisions hereof or of the Limited Partnership Agreement to the contrary, the Restricted Period with respect to the Limited Partner shall, solely for purposes of Section 2.13(b)(i) of the Limited Partnership Agreement, conclude on the last day of the 12-month period immediately following the date of the Limited Partner's Special Withdrawal or Withdrawal.

(c) Cross-References.  References in the Limited Partnership Agreement to Sections thereof (including Sections 2.13(b), 2.13(g), 8.3(a)(ii) and 8.4(b)) that are modified by this Agreement shall be deemed to refer to such Sections as modified hereby.

3. Termination of Rights and Obligations under Existing Agreements.  On the Admission Date, the Managing Director Agreement between the Limited Partner and the Partnership dated as of August 1, 2009 (as amended, modified, supplemented or restated from time to time, the “MD Agreement”), together with any other oral or written agreements between the Limited Partner and the Partnership or its Affiliates (collectively, together with the MD Agreement, the “Limited Partner's MD Agreements”), shall automatically terminate with immediate effect and without the need for notice by either party and shall be of no further force or effect and, for the avoidance of doubt, but not by way of limitation, no further payment or benefit whatsoever shall be due or payable to the Limited Partner under the terms of the Limited Partner's MD Agreements, and this Agreement (and any other agreements entered into on the date hereof between the Limited Partner and the Partnership or its Affiliates) shall supersede and replace the Limited Partner's MD Agreements, except that, notwithstanding the foregoing, the Limited Partner, in his capacity as a limited partner of the Partnership, will be entitled to receive any unvested compensation (including cash and RSUs) granted under the Limited Partner's MD Agreements that remains unpaid as of the Admission Date, provided that the Limited Partner's entitlement to and receipt of such compensation shall be subject to the same terms and restrictions (including with respect to vesting and forfeiture) as under the Limited Partner's MD Agreements, taking into account the Limited Partner's change of status from employee to limited partner of the Partnership, which compensation shall be treated as guaranteed payments described in Section 707(c) of the Code.

4. Estate & Tax Planning.  The Partnership will pay for the costs of the Limited Partner's estate and tax planning to the same extent as it has generally paid for the estate and tax planning costs of the other Individual Original Partners.

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5. Acknowledgment.  The Limited Partner acknowledges that he has been given the opportunity to ask questions of the Partnership and has consulted with counsel concerning this Agreement to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.

6. Miscellaneous.

(a) Any notice required or permitted under this Agreement shall be given in accordance with Section 10.10 of the Limited Partnership Agreement.

(b) Except as specifically provided herein, this Agreement cannot be amended or modified except by a writing signed by both parties hereto.

(c) This Agreement and any amendment hereto made in accordance with Section 6(b) hereof shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Limited Partner, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

(d) If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

(e) The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.

(f) The Limited Partner acknowledges and agrees that, in the event of any conflict between the terms of the Limited Partnership Agreement and the terms of this Agreement with respect to the rights and obligations of the Limited Partner, the terms of this Agreement shall control.  Except as specifically provided herein, this Agreement shall not otherwise affect any of the terms of the Limited Partnership Agreement.

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IN WITNESS WHEREOF, this Partner Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Partner Agreement.

GENERAL PARTNER:

OCH-ZIFF HOLDING CORPORATION,
a Delaware corporation

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Chief Financial Officer

THE LIMITED PARTNER:

/s/ James Levin
Name: James Levin

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

OZ MANAGEMENT LP

SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first written above by the undersigned and the undersigned, do hereby agree to be bound by the terms and provisions set forth in this Agreement.

GENERAL PARTNER:

OCH-ZIFF HOLDING CORPORATION,
a Delaware corporation

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Chief Financial Officer

/s/ James Levin
Name: James Levin

Schedule A: The Limited Partner's Interest in the Partnership

Common Units	Number issued to the Limited Partner upon the Admission Date	Initial Capital Account Balance
Class D-4 Common Units	1,500,000	$0

Schedule B

FORM OF
CLASS A RESTRICTED SHARE UNIT AWARD AGREEMENT
UNDER THE AMENDED AND RESTATED OCH-ZIFF CAPITAL
MANAGEMENT GROUP LLC 2007 EQUITY INCENTIVE PLAN

VESTING AMOUNT AWARD

This CLASS A RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Award Agreement”), dated as of _____________________ (the “Date of Grant”), is made by and between OZ Management LP, a Delaware limited partnership (the “Partnership”), and James Levin (the “Participant”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the Amended and Restated Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan (the “Plan”).  Where the context permits, references to the Partnership shall include any successor to the Partnership.

1. Grant of Restricted Share Units.

(a) Subject to all of the terms and conditions of this Award Agreement, the Plan, and the OZM Partner Agreement (as defined in Section 1(b) below), the Partnership hereby grants to the Participant _______ Class A restricted share units (the “RSUs”).  This grant is being made pursuant to Section 1(d) of the OZM Partner Agreement in satisfaction of the Vesting Amount (as defined in the OZM Partner Agreement) for the fiscal year ended December 31, ____.

(b) For purposes of this Award Agreement, “OZM Partner Agreement” means the Partner Agreement (as defined in the Amended and Restated Limited Partnership Agreement of the Partnership (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”)) between the Partnership and the Participant, as amended and supplemented from time to time.

2. Form of Payment.

(a) Except as otherwise provided in this Award Agreement or the Plan, each RSU granted hereunder shall represent the right to receive, in the sole discretion of the Board of Directors (the “Board”) of Och-Ziff Capital Management Group LLC, either (i) one Class A Share (ii) or cash equal to the Fair Market Value of one Class A Share, in either case, on the third business day following the date such RSU becomes vested and nonforfeitable in accordance with the vesting schedule set forth in Exhibit A hereto.

(b) In addition, the Participant will be credited with Distribution Equivalents with respect to the RSUs, calculated as follows: with respect to any RSUs granted on or prior to the record date applicable to a cash distribution, on each date that any such cash distribution is paid to all holders of Class A Shares while the RSUs are outstanding, the Participant's account shall be credited, in the sole discretion of the Board, with one of the following: (i) the right to receive an amount of cash equal to the amount of such Distribution Equivalents or (ii) an additional number of RSUs equal to the number of whole Class A Shares (valued at Fair Market Value on such date) that could be purchased on such date with the aggregate dollar amount of the cash distribution that would have been paid on the RSUs had the RSUs been issued as Shares.  The right to receive cash or additional RSUs credited under this Section shall be subject to the same terms and conditions applicable to the RSUs originally awarded hereunder and will be settled on the same date as the RSUs in respect of which such Distribution Equivalents are awarded.  Any RSUs credited as Distribution Equivalents to the Participant's account may, in the sole discretion of the Board as determined at the time such Distribution Equivalent is credited to the Participant's account, be eligible to receive additional Distribution Equivalents.

3. Restrictions.

(a) The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Section 3(c) until the lapse of the Restricted Period (as defined below) and any additional requirements or restrictions contained in this Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Partnership in writing.

(b) Unless the Restricted Period is previously terminated in accordance with Section 3(c) below, the RSUs shall become vested in accordance with the vesting schedule set forth in Exhibit A hereto (the “Restricted Period”) and the Class A Shares to which such vested RSUs relate shall become issuable hereunder on the third business day thereafter (provided, that such issuance is otherwise in accordance with federal and state securities laws).

(c) Except as otherwise provided under the terms of the Plan or in the vesting schedule attached hereto, in the event of a Withdrawal, but not a Special Withdrawal (each as defined in the Limited Partnership Agreement), of the Participant, then this Award Agreement shall terminate and all rights of the Participant with respect to RSUs that have not vested shall immediately terminate.  Except as otherwise provided under the terms of the Plan or in the vesting schedule attached hereto, the RSUs that are subject to restrictions upon the date of Withdrawal shall be forfeited without payment of any consideration, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.

4. Voting and Other Rights.  Participant shall have no rights of a shareholder (including the right to distributions) unless and until Class A Shares are issued following vesting of Participant's RSUs.

5. Award Agreement Subject to Plan.  This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith.  In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

6. No Rights to Continuation of Active Involvement in the Business.  Nothing in the Plan or this Award Agreement shall confer upon Participant any right to continue as a limited partner of the Partnership or shall interfere with or restrict the right of the Partnership or its equityholders (or of a Subsidiary or its equityholders, as the case may be) to terminate Participant's active involvement with the Partnership at any time for any reason whatsoever, with or without cause.

7. Section 409A Compliance.  The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and be administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service for purposes of this Award Agreement until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code.  Any payments described in this Award Agreement or the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  Notwithstanding anything to the contrary in this Award Agreement or the Plan, to the extent that any RSUs are payable upon a separation from service and such payment would result in the imposition of any penalty tax imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

8. Governing Law.  This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

9. Award Agreement Binding on Successors.  The terms of this Award Agreement shall be binding upon Participant and upon Participant's heirs, executors, administrators, personal representatives, permitted transferees, assignees and successors in interest, and upon the Partnership and its successors and assignees, subject to the terms of the Plan.

10. No Assignment.  Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by Participant.

11. Necessary Acts.  Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

12. Severability.  Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement.  Moreover, if one or more of the provisions contained in this Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

13. Entire Award Agreement.  This Award Agreement, the OZM Partner Agreement, the Limited Partnership Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.

14. Headings.  Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

15. Counterparts.  This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

16. Amendment.  No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first set forth above.

OZ MANAGEMENT LP
By: Och-Ziff Holding Corporation, its General Partner

By:
Name:
Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Award Agreement.

PARTICIPANT

Signature

Print Name:
Address:

EXHIBIT A

1. General Vesting Schedule.

Subject to Section 2 below, thirty-three and one-third percent (33-1/3%) of the RSUs shall vest on each of the first three anniversaries of the Date of Grant, provided that the Participant shall have no right to the unvested RSUs if the Participant has been subject to a Withdrawal (but not a Special Withdrawal) prior to the relevant vesting date(s).  Upon a Withdrawal (but not a Special Withdrawal), all of the Participant's unvested RSUs shall cease to vest and shall be forfeited pursuant to Section 3(c) of the Award Agreement.  Notwithstanding the above, if the Participant has (x) been subject to a Withdrawal (other than a Withdrawal for Cause pursuant to clause (A) of Section 8.3(a)(i) of the Limited Partnership Agreement) and the Participant has not engaged in any of the activities described in Section 2.13(b) of the Limited Partnership Agreement prior to the relevant vesting date or (y) been subject to a Special Withdrawal or a Withdrawal as a result of the Participant’s death or Disability, then in the case of either clause (x) or (y), any unvested RSUs shall become nonforfeitable and shall vest on the date they otherwise would have vested.

2. Accelerated Vesting.

Except as otherwise set forth in the vesting schedule above, upon the Participant's termination by the Partnership without Cause within the one year period following a Change of Control, each RSU shall become vested and nonforfeitable and the Participant shall be entitled to receive one Class A Share on the first business day following the date such RSU would have otherwise become vested and nonforfeitable in accordance with the vesting schedule set forth in Section 1 above.

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